EXHIBIT (d)(2)
                            CONFIDENTIALITY AGREEMENT

         This CONFIDENTIALITY AGREEMENT ("Agreement") is entered into between SBI Inc. ("SBI") and the interested party which is identified at the end of, and by execution hereof, becomes a party to this Agreement ("Prospect"). Except where the context requires otherwise, the references herein to SBI shall be deemed to include the affiliates and subsidiaries of SBI.

1.       Protection of Confidential Information

Prospect hereby acknowledges, understands and agrees that whether developed by SBI or others employed by or associated with SBI, all Confidential Information, as set forth in Section 2, is the exclusive and confidential property of SBI and shall be at all times regarded, treated and protected as such in accordance with this Agreement. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

2.       Definition of Confidential Information

"Confidential Information" shall mean information, whether or not originated by SBI, which is used in SBI's business and is (i) proprietary to, about or created by SBI; (ii) gives SBI some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of SBI; (iii) designated as Confidential Information by SBI, or from all the relevant circumstances should reasonably be assumed by Prospect to be confidential and proprietary to SBI; or (iv) not generally known by non-SBI personnel. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

          a. Work Product. Work product resulting from or related to work or projects performed or to be performed for SBI or for clients of SBI, including but not limited to the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

         b. Computer Software. Computer software of any type or form in any stage of actual or anticipated research and development, including but not limited to programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

         c. Other Proprietary Data. Information relating to SBI's proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets):

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          d. Business Operations. Internal SBI personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting SBI's business;

          e. Marketing and Development Operations. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of SBI which have been or are being discussed; and

          f. Customers. Names of customers or clients and their representatives, contracts and their contents and parties, SBI services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers or clients of SBI.

3.       Exclusions from Confidential Information

"Confidential Information" shall not include information that is publicly known. The phrase "publicly known" shall mean readily accessible to the public in a written publication, and shall not include information which is only available by a substantial searching of the published literature, and information the substance of which must be pieced together from a number of different publications and sources. The burden of proving that information is not Confidential Information shall be on the party asserting such exclusion.

4.       Covenants of Prospect

As a consequence of Prospect's acquisition or anticipated acquisition of Confidential Information, Prospect will occupy a position of trust and confidence with respect to SBI's affairs and business. In view of the foregoing and of the consideration to be provided to Prospect, Prospect agrees that it is reasonable and necessary that Prospect make the following covenants:

          a. No Disclosure. Prospect will not disclose Confidential Information to any person or entity other than as necessary in connection with its activities with SBI, without first obtaining SBI's consent, and will take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. This prohibition against Prospect's disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity, and Prospect understands that such similarity does not excuse Prospect from abiding by its covenant or other obligations under this Agreement.

          b. No Use, Copying or Transfer. Prospect will not use, copy or transfer Confidential Information other than as necessary in connection with its activities with SBI, without first obtaining SBI's consent, and will take all reasonable precautions to prevent inadvertent use, copying or transfer of such Confidential Information. This prohibition against Prospect's use, copying, or transfer of Confidential Information includes, but is not limited to, selling, licensing

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or otherwise exploiting, directly or indirectly, any products or services
(including software in any form) which embody or are derived from Confidential Information, or exercising judgment in performing analysis based upon knowledge of Confidential Information.

          c. No Use of Name or Trademark. Prospect agrees not to make any written use of or reference to SBI's name or trademarks (or any name under which SBI does business) for any marketing, public relations, advertising, display or other business purpose or make any use of SBI's facilities for any activity unrelated to the express business purposes and interests of SBI under this Agreement, without the prior written consent of SBI, which consent may be withheld or granted in SBI's sole and absolute discretion.

          d. Non-Solicitation. For a period of two years after the date hereof, Prospect will not, directly or indirectly through another entity, (i) induce or attempt to induce any employee of SBI to leave the employ of SBI, or in any way interfere with the relationship between SBI and any employee thereof, or (ii) induce or attempt to induce any customer or client of SBI to cease doing business with SBI or solicit any such customer or client of SBI to become a customer or client of Prospect, or in any way interfere with the relationship between any such customer or client and SBI

5.       Injunctive Relief

It is hereby understood and agreed that damages shall be an inadequate remedy in the event of a breach by Prospect of any of said covenants and that any such breach by Prospect will cause SBI great and irreparable injury and damage. Accordingly, Prospect agrees that SBI shall be entitled, without waiving any additional rights or remedies otherwise available to SBI at law or in equity or by statute, to injunctive and other equitable relief in the event of a breach or intended or threatened breach by Prospect of any of said covenants.

6.       Miscellaneous

          a. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Utah without regard to the conflicts of laws or principles thereof.

          b. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and this Agreement shall be construed as if such provision(s) had never been contained herein, provided that such provision(s) shall be curtailed, limited or eliminated only to the extent necessary to remove the invalidity, illegality or unenforceability.

          c. Waiver. No waiver by SBI of any breach by Prospect of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

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          d. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to Prospect's confidentiality and nondisclosure obligations.

         In Witness Whereof, the parties have executed this Agreement as of the date first set forth above.

SBI:

SBI, INC.



By:  /s/
   --------------------
Title:


PROSPECT:

RAZORFISH
[Name of Prospect]


By:  /s/_John Roberts
   ------------------
Title:  CFO

Address: 107 Grand St.
         NY, NY 10013